NEWS RELEASE for March 8, 2012

BIOLASE REPORTS FOURTH QUARTER, YEAR-END RESULTS

•	GAAP Revenue of $13.2 Million in Q4, up 36 Percent Year over Year

•	GAAP Net Loss of $2.0 Million in Q4; Non-GAAP Net Loss of $1.3 Million in Q4

•	GAAP Revenue of $48.9 Million in 2011, up 87 Percent Year over Year

•	GAAP Net Loss of $4.5 Million in 2011; Non-GAAP Net Loss of $1.4 Million in 2011

•	Excluding the Repayment of a Liability with Product and Royalty Revenue, GAAP Revenue of $42.5 Million in 2011, up 98 Percent Year over Year, from $21.5 Million in 2010

•	2012 Q1 Revenue Guidance: Approximately $11 Million

•	2012 Revenue Guidance: $57 Million to $60 Million

IRVINE, CA (March 8, 2012) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today reported unaudited operating results for its fourth quarter and year ended December 31, 2011.

As previously announced, net revenue for the 2011 fourth quarter was $13.2 million, up 36 percent from $9.7 million in the prior year period. The increase was primarily driven by BIOLASE’s exit from an exclusive distribution arrangement in August 2010 with Henry Schein, Inc. (NASDAQ:HSIC) and the Company’s return to a direct sales and selected-distributor business model. Net revenue for the year ended December 31, 2011 was $48.9 million, up 87 percent from $26.2 million in 2010.

Excluding equipment sales to Henry Schein to satisfy its irrevocable purchase orders, the repayment of a liability in product, net revenue for the 2011 fourth quarter was $13.2 million, compared to $7.2 million for the 2010 fourth quarter, an increase of $6.0 million, or 83 percent. Net revenue was $43 million for the year ended December 31, 2011, excluding equipment sales to Henry Schein to satisfy its irrevocable purchase orders, compared to $23.1 million for the year ended December 31, 2010, an increase of $19.9 million, or 86 percent. When excluding equipment sales to Henry Schein to satisfy its irrevocable purchase orders of $5.9 million and $3.1 million in fiscal year 2011 and 2010, respectively, and royalties of $439,000 and $1.6 million in fiscal year 2011 and 2010, respectively, net revenue increased $21.1 million, or 98 percent, year over year.

Federico Pignatelli, Chairman and CEO, said, “Growth for the year and quarter continued to be strong through year end despite the unforeseeable challenges from an intense and aggressive selling campaign by our former exclusive distributor that resulted in approximately 180 Waterlase MD Turbo™ laser systems being sold out of its previous inventory in the fourth quarter. Based on information provided by this distributor, it sold approximately 260 systems during fiscal 2011 from its 2008 and 2009 inventory purchases. By purchasing the remaining inventory of Waterlase MD Turbo laser systems held by this distributor at a fraction of its original purchase price, we have now eliminated the great uncertainty and disruption of our direct sales effort that has significantly affected us this past year.”

“During 2011,” Pignatelli continued, “BIOLASE’s revenues were driven by the newly released Waterlase iPlus™ all-tissue laser system. Taking in consideration that we started delivering the iPlus in quantity very late in the first quarter, giving us effectively nine months of deliveries, I feel that BIOLASE’s ramp up is progressing successfully. More recently, in February at the Chicago Midwinter Dental Show, we launched our new Waterlase MDX™ line of all-tissue lasers. This is the technological evolution of our very successful Waterlase MD Turbo, with more than 4,200 units sold since 2006 when introduced. The MDX 300 and MDX 450 provide an alternative price point and laser performance in speed, making it ideal for specialists including endodontic, periodontic and pediatric dentists.”

Approximately 69 percent of BIOLASE’s revenues for the 2011 fourth quarter and 60 percent of revenues for fiscal year 2011 were from the sale of its all-tissue Waterlase systems, the vast majority of which have been the sales of the flagship Waterlase iPlus. Sales of BIOLASE’s diode laser systems made up approximately 12 percent and 19 percent of total revenues during the fourth quarter and year ended December 31, 2011, respectively.

“BIOLASE’s turnaround through 2011 was quite an accomplishment and we are poised to continue that progress and momentum into 2012,” said Pignatelli. “We continue to expand our offerings of internally developed dental lasers and, as a distributor, of imaging devices while strengthening our intellectual property and patent portfolio in other areas of medicine, including ophthalmology, orthopedics, podiatry, aesthetics, and pain management.”

On a GAAP basis, the net loss for the fourth quarter of 2011 totaled $2.0 million, or a loss of $0.06 per share, compared to net income of $174,000, or $0.01 per share, in the fourth quarter of 2010. After removing non-cash depreciation and amortization expenses of $133,000, and non-cash stock-based, equity instrument and non-cash compensation expense of $638,000, this year’s fourth quarter resulted in a non-GAAP net loss of $1.3 million, or a loss of $0.04 per share, compared with a non-GAAP net income of $869,000, or $0.04 per share, for the fourth quarter of 2010.

The Company’s net loss for fiscal year 2011 totaled $4.5 million, or a loss of $0.15 per share, compared to a net loss of $12.0 million, or a loss of $0.47 per share, for the prior year. After removing interest expense of $305,000, non-cash depreciation and amortization expenses of $695,000, and non-cash stock-based, equity instrument and non-cash compensation expense of $2.1 million, the non-GAAP net loss for fiscal year 2011 was $1.4 million, or a loss of $0.05 per share, compared with a non-GAAP net loss of $9.8 million, or a loss of $0.38 per share, for fiscal year 2010, an improvement of 86 percent year over year.

The percentage of net revenue in the 2011 fourth quarter from the U.S. and international markets, including unit sales and consumables, totaled approximately 69 percent and 31 percent, respectively, as compared to approximately 74 percent and 26 percent of net revenue in the prior year comparable period. The breakdown of U.S. and international revenues for fiscal year 2011 totaled approximately 67 percent and 33 percent, respectively, compared to approximately 64 percent and 36 percent, respectively, for 2010.

Recent Highlights
A series of recent actions, developments and key accomplishments include the following:

•	BIOLASE and Henry Schein entered into an agreement for BIOLASE to purchase, for an undisclosed but at what the Company believes is a very advantageous price, approximately 180 Waterlase MD Turbo laser systems, the remaining inventory of such lasers held by Henry Schein. The product sold to Henry Schein for the repayment of a liability during 2011 and 2010 is not a part of the repurchased equipment. The majority of the repurchased equipment is expected to be remanufactured into Waterlase MDX systems and some will be used as a source of parts to service the Company’s large installed base of approximately 8,700 Waterlase systems. In connection with the agreement, Henry Schein will release all liens on BIOLASE’s assets upon closing, as all obligations of repayment of the prepaid purchases were entirely fulfilled in the third quarter of 2011.

•	The introduction of the Waterlase MDX line of all-tissue lasers, the technological evolution of the highly successful Waterlase MD Turbo, expanding the Company’s product offerings and complementing the flagship Waterlase iPlus.

•	BIOLASE and Cefla Dental Group, a leading European dental equipment manufacturer, entered into a definitive three-year agreement making BIOLASE a distributor of Cefla’s NewTom Cone Beam 3D imaging products in the U.S. and Canada, thereby complementing the large family of BIOLASE DaVinci Imaging™ products.

•	The declaration of a one-half percent stock dividend payable on March 30, 2012 to stockholders of record on March 15, 2012, and the adoption of a two percent annual stock dividend policy by the Board of Directors for 2012.

•	The award of a new patent covering the architecture and techniques for treating an ocular or related tissue site utilizing laser energy to affect one or more physiological properties mitigating the effects of presbyopia and improving the way a person sees.

•	Receipt of regulatory approvals to sell the Waterlase iPlus throughout several international markets, including South Korea.

For the 2011 fourth quarter, gross profit as a percentage of net revenue was 42 percent compared to 50 percent for the prior year comparable period. The gross profit in the fourth quarter of 2011 increased from 41 percent in the third quarter of 2011 primarily due to the higher volume of U.S. sales revenues during the quarter. Gross profit as a percentage of net revenue for fiscal year 2011 was 44 percent compared to 34 percent for the prior year due primarily to higher sales volumes.

Operating expenses in fiscal year 2011 were $25.3 million compared to $20.3 million in the prior year. As a percentage of sales, operating expenses improved to 52 percent for fiscal year 2011 from 77 percent for the prior year.

As of December 31, 2011, cash and cash equivalents totaled approximately $3.3 million, accounts receivable totaled $8.9 million, and shareholders’ equity was $12.6 million.

The Company’s revenue guidance for the first quarter of 2012 is approximately $11 million, an increase of approximately $3.3 million, or 43 percent, compared to the first quarter of 2011, after removing $2.9 million for the repayment of a liability in product to Henry Schein during the first quarter of 2011. The Company’s revenue guidance for 2012 is $57 million to $60 million. Excluding equipment sales to Henry Schein for the repayment of a liability in product of approximately $5.9 million during the year ended December 31, 2011, the midpoint of this guidance of $58.5 million represents an increase of 36 percent.

Conference Call
As previously announced, BIOLASE is conducting a conference call today at 4:30 p.m. Eastern Time to review these financial results. The dial-in number for the call is toll-free 1-877-941-1428 or toll/international 1-480-629-9665. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine.  The Company’s laser products incorporate 284 patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times.  Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold more than 19,000 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -
BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended	December 31,
	2011	2010	2011	2010
Products and services revenue	$13,137	$9,495	$48,419	$24,580
License fees and royalty revenue	20	223	439	1,645

Net revenue	13,157	9,718	48,858	26,225
Cost of revenue	7,609	4,885	27,540	17,400

Gross profit	5,548	4,833	21,318	8,825

Operating expenses:
Sales and marketing	4,395	2,113	13,075	9,938
General and administrative	2,023	1,526	7,936	6,557
Engineering and development	1,073	800	4,311	3,790
Impairment of property, plant and equipment	—	35	—	35

Total operating expenses	7,491	4,474	25,322	20,320

(Loss) income from operations	(1,943)	359	(4,004)	(11,495)

Loss on foreign currency transactions	(78)	(35)	(88)	(110)
Interest income	—	1	—	3
Interest expense	1	(145)	(305)	(361)

Non-operating loss, net	(77)	(179)	(393)	(468)

(Loss) income before income tax provision	(2,020)	180	(4,397)	(11,963)
Income tax provision	10	6	89	58

Net (loss) income	$(2,030)	$174	$(4,486)	$(12,021)

Net (loss) income per share:
Basic	$(0.06)	$0.01	$(0.15)	$(0.47)

Diluted	$(0.06)	$0.01	$(0.15)	$(0.47)

Shares used in the calculation of net (loss) income per share:
Basic	30,614	24,590	29,273	25,516

Diluted	30,614	24,734	29,273	25,516

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BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	December 31,

	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$3,307	$1,694
Accounts receivable, less allowance of $289 and $311 in 2011 and 2010, respectively	8,899	3,331
Inventory, net	11,312	6,987
Prepaid expenses and other current assets	1,808	1,355

Total current assets	25,326	13,367
Property, plant and equipment, net	1,148	1,331
Intangible assets, net	212	342
Goodwill	2,926	2,926
Deferred tax asset	8	11
Other assets	187	170

Total assets	$29,807	$18,147

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Term loan payable, current portion	$—	$2,622
Accounts payable	7,804	4,029
Accrued liabilities	6,177	5,482
Customer deposits	165	5,877
Deferred revenue, current portion	2,136	1,650

Total current liabilities	16,282	19,660
Deferred tax liabilities	594	544
Warranty accrual, long term	—	424
Deferred revenue, long-term	25	433
Other liabilities, long-term	337	133

Total liabilities	17,238	21,194

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001; 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001; 50,000 shares authorized, 32,502 and 26,565 shares issued in 2011 and 2010, respectively; 30,538 shares and 24,601 shares outstanding in 2011 and 2010, respectively	33	27
Additional paid-in capital	138,507	118,375
Accumulated other comprehensive loss	(360)	(324)
Accumulated deficit	(109,212)	(104,726)

	28,968	13,352
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity (deficit)	12,569	(3,047)

Total liabilities and stockholders’ equity (deficit)	$29,807	$18,147

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BIOLASE TECHNOLOGY, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended			Years ended
	December 31,			December 31,
	2011	2010	2011	2010
GAAP revenue	$13,157	$9,718	$48,858	$26,225
Less: equipment sales to Henry Schein for irrevocable
purchase orders	—	(2,542)	(5,877)	(3,123)

Subtotal	13,157	7,176	42,981	23,102
Less: royalty revenue	(20)	(223)	(439)	(1,645)
GAAP revenue less equipment sales to Henry Schein for
irrevocable purchase orders and royalty
revenue	$13,137	$6,953	$42,542	$21,457

GAAP net (loss) income	$(2,030)	$174	$(4,486)	$(12,021)
Adjustments:
Interest expense	(1)	145	305	361
Depreciation and amortization expense	133	240	695	1,070
Stock based, equity instrument and non-cash compensation
expense	638	310	2,051	833
Non-GAAP net (loss) income	$(1,260)	$869	$(1,435)	$(9,757)

GAAP net (loss) income per share:
Basic and diluted	$(0.06)	$0.01	$(0.15)	$(0.47)
Adjustments:
Interest expense	(0.00)	0.01	0.01	0.02
Depreciation and amortization expense	0.00	0.01	0.02	0.04
Stock based, equity instrument and non-cash compensation
expense	0.02	0.01	0.07	0.03
Non-GAAP net (loss) income per share:
Basic and diluted	$(0.04)	$0.04	$(0.05)	$(0.38)

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